Exhibit 2.4
GRANT OF SECURITY INTEREST
(PATENTS)
     This GRANT OF SECURITY INTEREST, dated as of April, 2, 2009, is executed by Bioheart, Inc., a Florida corporation (“Grantor”), in favor of BlueCrest Venture Finance Master Fund Limited, a Cayman Islands limited company as successor to BlueCrest Capital Finance, L.P. (“Lender”).
     A. Pursuant to that certain Loan and Security Agreement, dated as of May 31, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Grantor and Lender, Lender agreed to extend loans and other financial accommodations to Grantor upon the terms and subject to the conditions set forth therein.
     B. Grantor owns the letters patent, and/or applications for letters patent, of the United States and certain foreign countries, more particularly described on Schedules 1-A and 1-B annexed hereto and made a part hereof (collectively, the “Patents”).
     C. Grantor and other entities party thereto from time to time have entered into a Security Agreement (Intellectual Property) dated as of April 2, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of Lender.
     D. Pursuant to the Security Agreement, Grantor has assigned and granted to Lender a security interest in all right, title and interest of Grantor in and to the Patents, together with any reissue, continuation, continuation-in-part or extension thereof, and all proceeds thereof, including any and all causes of action which may exist by reason of infringement thereof (the “Collateral”), to secure the prompt payment, performance and observance of the Secured Obligations, as defined in the Security Agreement;
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Grantor does hereby further assign, transfer and convey unto Lender and grant to Lender a security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.
     Grantor does hereby further acknowledge and affirm that the rights and remedies of Lender with respect to the assignment of and security interest in the Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.
The Lender’s address is:
BlueCrest Venture Finance Master Fund Limited
PO Box 309, Ugland House
South Church Street
George Town, Cayman Islands
Attention: Legal Department
with a copy to:
BlueCrest Venture Finance Master Fund Limited
c/o 225 West Washington Street
Suite 200
Chicago, IL 60606
Attention: Robert Nagy
Tel. No.: (312) 368-4973
Fax No.: (312) 443-0126

          IN WITNESS WHEREOF, Grantor has caused this Grant of Security Interest to be executed as of the day and year first above written.

GRANTOR

Bioheart, Inc.,
a Florida corporation

By:	/s/Howard J. Leonhardt

Name:	Howard J. Leonhardt
Title:	Chairman, CEO & CTO

SCHEDULE 1-A TO GRANT OF SECURITY INTEREST
PATENTS

Title	Jurisdiction	Serial No.	Filing Date	Patent No.	Issue date
Method of Providing A Biological Pacemaker	US	07/622,381	11/30/90	5,103,821	04/14/92

Method for inducing angiogenesis by electrical stimulation of muscles	US	09/858,036	05/15/01	6,988,004	01/17/06
Method of providing a dynamic cellular cardiac support	US	10/847,240	05/17/04	7,341,062	03/11/08
Method of enhancing myogenesis by electrical stimulation	US	11/091,554	03/28/05	7,483,749	01/27/09

SCHEDULE 1-B TO GRANT OF SECURITY INTEREST
PATENT APPLICATIONS
None